Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-185121) and related Prospectus of FirstMerit Corporation for the registration of 59,341,436 shares of its common stock and to the inclusion herein of our report dated February 27, 2012, with respect to the consolidated financial statements of Citizens Republic Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

February 21, 2013